Exhibit 10.9

MODIVCARE INC.
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DIRECTOR COMPENSATION SUMMARY

As compensation for their service as directors of ModivCare Inc. (the “Company”), each non-employee member of the Board of Directors (the “Board”) receives an annual retainer composed of a combination of cash and Company equity. All retainers are prorated for partial periods of service.
Each non-employee member of the Board receives an annual cash retainer of $85,000. For service as committee chairs, the Chairperson of the Audit Committee receives an additional cash retainer of $35,000 and the Chairpersons of the Compensation Committee and Nominating and Governance Committee each receives an additional cash retainer of $20,000. For service as Chairman of the Board, the Chairman of the Board receives an additional cash retainer of $35,000. Members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committees (other than the Chairpersons) receive an additional cash retainer of $15,000, $7,500 and $7,500, respectively. Payment of the cash retainers are made on a monthly basis in advance of each month of service.
The Company’s target value of the equity retainer for non-employee members of the Board is currently $130,000, based on the closing stock price of the Company’s common stock as reported on the Nasdaq Stock Market on the grant date. Except for certain expense reimbursements noted below, no additional payments are made to non-employee members for participating in Board and committee meetings. Non-employee members of the Board are offered the opportunity (as approved by the Board) to elect to receive unrestricted shares of common stock in lieu of the cash component of the retainer.
Non-employee directors are reimbursed for reasonable expenses incurred in connection with attending meetings of the Board and meetings of Board committees.